ALDA Pharmaceuticals Corp. Unit 170 – 4320 Viking Way, Richmond, BC V6V 2L4 Telephone: 604-521-8300 - Facsimile: 604-521-8322

INTERIM CONSOLIDATED

FINANCIAL STATEMENTS

For the three month period ended

September 30, 2010

NOTICE TO READERS

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim consolidated financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these unaudited interim consolidated financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

ALDA PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

AS AT

EXPRESSED IN CANADIAN DOLLARS	SEPTEMBER 30, 2010	JUNE 30, 2010

ASSETS
Current Assets
Cash and Equivalents	$ 129,818	$ 146,701
Accounts Receivable	73,386	162,398
Subscriptions Receivable	58,600	-
Inventory (Note 5)	552,297	593,574
Prepaid Expenses and Others	185,193	207,535
	999,294	1,110,208
Equipment (Note 6)	4,127	4,876
Long Term Prepaid Expense (Note 7)	237,983	237,983
	$ 1,241,404	$ 1,353,067

LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$ 745,024	$ 875,788

Sponsorship Liability (Note 7)	237,983	237,983
	983,007	1,113,771
SHAREHOLDERS’ EQUITY
Share Capital (Note 8 (a))	7,717,257	7,494,231
Subscriptions Receivables (Note 9)	(24,000)	(30,000)
Contributed Surplus – Warrants (Note 8 (d))	982,924	863,168
Contributed Surplus – Options (Note 8 (e))	1,634,852	1,629,091
Deficit	(10,052,636)	(9,717,194)
	258,397	239,296
	$ 1,241,404	$ 1,353,067
Subsequent Events (Note 14)

*See accompanying notes to the consolidated financial statements

On Behalf of the Board of Directors

                 “Terrance Owen”                         Director

                    “Peter Chen”                  Director

Alda Pharmaceuticals  -  Page 1

ALDA PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF LOSS AND

COMPREHENSIVE LOSS AND DEFICIT

FOR THE PERIODS ENDED SEPTEMBER 30

EXPRESSED IN CANADIAN DOLLARS	2010	2009	2008
Sales	$ 82,639	$ 73,429	$ 55,660

Cost of Sales	(68,304)	(65,554)	(37,870)

Gross Profit	14,335	7,875	17,790

Interest Income	-	41,467	3,013

General & Administration Expenses
Advertising and Promotion	60,350	513,120	1,201
Amortization – Furniture and Equipment	749	545	481
Conference	-	4,500	-
Consulting and Management Fees (Note 8 (b) for stock-based compensation)	99,741	64,000	114,458
Dues and Filing Fees	5,904	11,658	3,225
Interest and Bank Charges	1,491	372	320
Investor Relations	25,439	21,357	44,025
Legal and Accounting	4,433	2,312	15,268
Office and Miscellaneous	10,280	16,501	11,494
Product Registration & Development	26,885	17,652	65,317
Rent	9,572	7,697	6,580
Travel	8,563	658	5,310
Wages and Benefits	62,948	39,238	16,988
Warrant Revaluation (Note 8)	33,422	-	-

Total General & Administration Expenses	349,777	699,610	284,667

Loss and Comprehensive Loss for the Year	(335,442)	(650,268)	(263,864)

Deficit, Beginning of Year	(9,717,194)	(5,724,535)	(4,541,526)

Deficit, End of Year	$ (10,052,636)	$ (6,374,803)	$ (4,805,390)

Basic Loss Per Share	0.01	0.01	0.01
Diluted Loss Per Share	0.01	0.01	0.01
Weighted Average of Shares Outstanding	58,528,978	49,904,566	46,255,779

*See accompanying notes to the consolidated financial statements

Alda Pharmaceuticals  -  Page 2

ALDA PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIODS ENDED SEPTEMBER 30

EXPRESSED IN CANADIAN DOLLARS	2010	2009	2008

Operating Activities:
Loss and Comprehensive Loss for the Period	$ (335,442)	$ (650,268)	$ (263,864)
Items Not Involving Cash
Amortization – Furniture and Equipment	749	545	481
Stock-Based Compensation	5,761	(46,044)	39,542
Warrant Revaluation	33,422	-	-
	(295,510)	(695,767)	(223,841)

Changes in Non-Cash Working Capital Items:
Decrease/ (Increase) in Accounts Receivable	89,012	(22,294)	5,575
Decrease/(Increase) in Subscriptions Receivable	(58,600)
Decrease/ (Increase) in Inventory	41,277	(110,787)	(6,376)
Decrease/ (Increase) in Prepaid Expenses and Others	22,342	3,284	(46,669)
Decrease/ (Increase) in Long Term Prepaid Expense	-	-	-
(Decrease)/ Increase in Accounts Payable and Accrued Liabilities	(130,764)	55,964	(5,204)
	(332,243)	(769,600)	(276,515)

Investing Activities:
Patent Application and Development Costs	-	-	-
Purchase of Furniture and Equipment	-	(1,874)	-
Decrease/ (Increase) in Short Term Investments	-	109,493	-
	-	107,619	-

Financing Activities:
Net Proceeds on Issuance of Shares	309,360	653,540	-
Proceeds on Subscriptions Receivable	6,000	35,184	38,000
	315,360	688,724	38,000

Increase/ (Decrease) in Cash and Equivalents	(16,883)	26,743	(238,515)

Cash and Equivalents, Beginning of Period	146,701	25,977	2,446,368

Cash and Equivalents, End of Period	$ 129,818	$ 52,720	$ 2,207,853

*See accompanying notes to the consolidated financial statements

Alda Pharmaceuticals  -  Page 3

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

1.

NATURE OF OPERATIONS AND GOING CONCERN

ALDA Pharmaceuticals Corp. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000 and is listed on the TSX Venture Exchange (the “Exchange)”.

The Company’s main business activity is the development, production and marketing of infection control agent products, principally a product marketed as “T36®”.  Effective November 26, 2003, the name of the Company was changed from Duft Biotech Capital Ltd. to ALDA Pharmaceuticals Corp.

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  During the three month period ended September 30, 2010, the Company experienced operating losses and negative operating cash flows, operations of the Company having been funded by the issuance of share capital.

The continuation of the Company as a going concern is dependent upon its ability to raise additional financing and ultimately attain and maintain profitable operations. To the extent the Company is unable to cover its ongoing cash requirements through operations, the Company expects to raise additional financing to cover any shortfall. There can be no assurance that such financing and profitability will occur in the amounts and with terms expected.

In the event that cash flow from operations, if any, together with the proceeds from any future financings are insufficient to meet the Company’s current operating expenses, the Company will be required to re-evaluate its planned expenditures and allocate its total resources in such a manner as the Board of Directors and management deems to be in the Company’s best interest. This may result in a substantial reduction of the scope of existing and planned operations.

These consolidated financial statements do not reflect any adjustments, which could be material, to the carrying values of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

	September 30, 2010	June 30, 2010
Deficit	$ (10,052,636)	$(9,717,194)
Working capital	254,270	234,420

2.

SIGNIFICANT ACCOUNTING POLICIES

a)

Basis of presentation

The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles.  These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sirona Therapeutics Corp. (“Sirona”).  The name of the subsidiary was changed on January 10, 2006 from ALDA Institute For Preventative Health Care Inc.  Sirona is an inactive company, the shares of which were acquired pursuant to an asset purchase agreement.  All significant inter-company balances and transactions have been eliminated on consolidation.

Alda Pharmaceuticals  -  Page 4

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

b)

Cash and equivalents

Cash and equivalents include cash and highly liquid market instruments with original terms to maturity of less than ninety days at the time of acquisition.

c)

Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts.  The allowance for doubtful accounts reflects estimates of probable losses in accounts receivable.  The allowance is determined based on balances outstanding for over 90 days from the invoice date, historical experience and other current information.  The Company extends credit to customers and distributors; credit checks are required for all new distributors.

d)

Inventory

Inventory is comprised of finished goods and related raw materials.  Finished goods are reported at the lesser of cost and estimated net realizable value.  Raw materials are reported at the lesser of cost and replacement cost.  Inventory is determined using the first in, first out cost flow assumption.

e)

Furniture and equipment

Furniture and equipment is recorded at cost and is amortized using the following annual rates:

Furniture and fixtures

20% Straight line

Computer equipment

30% Straight line

Computer software

30% Straight line

For the year of acquisition, the rate is one-half of the above.

f)

Impairment of long-lived assets

The Company reviews for impairment of long-lived assets, including patent application and development costs, intangible assets, and furniture and equipment, on an annual basis or whenever circumstances indicate that the carrying amount of an asset may not be recoverable from expected future cash flows.  The assessment of recoverability is made based on projected undiscounted future net cash flows that are directly associated with the asset’s use and eventual disposition.  The amount of the impairment loss, if any, is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available.

Alda Pharmaceuticals  -  Page 5

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

g)

Patent application and development costs

Patent application and development costs include expenditures attributable to efforts by the Company to research and develop and bring to commercial production a new product, as well as to acquire legal protections for its proprietary products, such as trademarks and patents.  Research costs are expensed in the period in which they are incurred.  Development costs are charged as an expense in the period incurred except in circumstances where the market and technical feasibility of the product have been established, recovery of these costs can reasonably be regarded as assured, and future values can be realized, in which case such costs are capitalized.  In the latter case, patent application and development costs are amortized on a systematic basis over the patent life of 20 years.

h)

Intangible assets

The carrying values of intangible assets which are determined to have a finite useful life are amortized on a systematic basis over the useful life of 20 years. Intangible assets are subject to an impairment test on an annual basis, based on a comparison of the fair value of the intangible asset to its carrying value.  The carrying value is adjusted for impairment as necessary and any excess of the carrying amount over the fair value of the intangible asset is charged to earnings in the period occurred.  Intangible assets were fully written down as of June 30, 2008 and have no carrying value in the balance sheet.

i)

Revenue recognition

The revenue of the Company is primarily derived from the sale of the Company’s T36® product.  Revenue is recognized at the time of shipment, at which point risks and rewards over ownership and title of transfer have passed to the customer.  At the point of sale, the Company assesses whether collection of the amount billed to the customer is reasonably assured.  If collection of the amount is not reasonably assured, the Company defers recognizing revenue until such point as collection is reasonably assured, usually upon receipt of payment.  If the customer is not known to the Company, payment in advance is required and the revenue is recognized when the products are shipped.  Revenue is recognized net of any expected sales return.  Under the Company’s current policy, returns of products are not allowed unless damaged products or the wrong products have been shipped by the Company.

j)

Income taxes

Income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards.  Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset or portion thereof will be recovered, a valuation allowance is recorded.

Alda Pharmaceuticals  -  Page 6

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

k)

Stock-based compensation

The Company applies the fair value method of accounting for stock options.  Under this method, fair value of options granted is determined using the Black-Scholes option pricing model and is recorded as stock-based compensation expense over the award’s vesting period, with an offsetting amount recorded to contributed surplus.  The amount is transferred from contributed surplus to share capital upon exercise of the option.

l)

Share purchase warrants

The Company applies the fair value method of accounting for share purchase warrants.  Under this method, proceeds received on issuance of units consisting of shares and warrants are allocated between contributed surplus and share capital based on their relative fair values, whereby the fair value of warrants is determined using the Black-Scholes option pricing model.  The value of the warrants is transferred from contributed surplus to share capital upon exercise of the warrant.

m)

Basis and diluted loss per share

Loss per share is calculated based on the weighted average number of common shares outstanding during the reported period.  Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the year.

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the year.

n)

Measurement uncertainty

The preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amount of revenues and expenses during the period.  Areas requiring significant management estimates include stock based compensation expense, valuation of share purchase warrants, valuation of accounts receivables, recognition of revenue and valuation of inventory.  Actual results could differ from these estimates.

o)

Foreign Exchange

Assets and liabilities in U.S. dollars have been converted into Canadian dollars using the rate of exchange prevailing at the respective balance sheet date.  Revenue and expenses were translated at the rate of exchange prevailing when the transactions were settled.

Alda Pharmaceuticals  -  Page 7

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

p)

Comprehensive income

Section 1530 – Comprehensive Income – This section established standards for reporting and presentation of a statement of comprehensive income.  Comprehensive income includes net earnings and other comprehensive income.  Other comprehensive income is defined as the change in equity from transactions and other events from non owner sources.  Other comprehensive income includes holding gains and losses on certain derivative instruments that are classified as available-for-sale, and gains or losses due to the change in foreign currency relating to self-sustaining foreign operations, all of which are not recognized in net earnings until realized.

Section 3251 – Equity – In addition to Section 1530 (Comprehensive Income), this section establishes standards for the presentation of equity and changes in equity during the reporting period.

q)

Financial Instruments

Section 3855 – Financial Instruments – Recognition and Measurement – This section established standards for recognizing and measuring financial instruments in the balance sheets and specifying how unrealized or realized gains and losses are to be presented during the reporting period.  In accordance with the new accounting standard, all financial assets and financial liabilities are measured at fair value on initial recognition except for certain related party transactions.

Financial instruments have been classified as held-to-maturity, available-for-sale, held for trading, loans and receivables, or other financial liabilities.  Financial assets that are held to maturity, other than those held for trading, are measured at amortized cost.  Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income until realized, at which time realized gains and losses will be recognized in net income.  Held for trading instruments are measured at fair value with unrealized gains and losses recognized in the results of operations in the period in which they arise.  Loans and receivables are measured at amortized cost using the effective interest method.  Any gains or losses on the realization of loans and receivables are included in earnings.  Financial liabilities that are not classified as held to maturity are classified as other financial liabilities, and are carried at amortized costs using the effective interest method.  Any gains and losses on realization of other financial liabilities are included in earnings.  Any transaction costs incurred to acquire financial instruments will be included in earnings.

The Company’s financial instruments consist of cash and equivalents, short term investments, accounts receivable, and accounts payable and accrued liabilities.  The fair value of these instruments approximates the carrying amounts due to the immediate or short-term maturity of these financial instruments. The Company has made the following classifications:

Cash and equivalents

Held for trading

Short term investments

Held for trading

Accounts receivable

Loans and receivables

Subscriptions receivable

Loans and receivables

Long term prepaid expense

Loans and receivable

Accounts payable and accrued liabilities

Other financial liabilities

Sponsorship liability

Other financial liabilities

Alda Pharmaceuticals  -  Page 8

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

2.

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

r)

Financial Instruments Disclosures and Presentation

Section 3862 – Financial Instruments – Disclosures and Section 3863 – Financial Instruments – Presentation - These sections revise and enhance the disclosure requirements while carrying forward its presentation requirements.  These new sections will place increased emphasis on disclosures about the nature and extent of risks associated with both recognized and unrecognized financial instruments, how the entity manages the risks, and the exposure to liquidity, currency and other price risks.

It is management’s opinion that the Company is not exposed to significant interest, currency, credit, and liquidity risk arising from these financial instruments.  The Company has transactions denominated in US dollars but exposure to currency risk is immaterial.  The Company mitigates its exposure to credit risk by maintaining its primary operating accounts with chartered banks in Canada and constantly monitoring the credit standing of counterparties.  The Company manages its liquidity risk through the management of its capital as described in note 11.  The Company does not use financial derivatives.

s)

Hedges

Section 3865 – Hedges – This section establishes standards for the Company that chooses to designate qualifying transactions as hedges for accounting purposes.  This section builds on Accounting Guideline AcG-13, “Hedging Relationships,” and Section 1650, “Foreign Currency Translation”.  The Company does not use hedge accounting and has no hedging relationships.

t)

Capital disclosures

Section 1535, “Capital Disclosures” – This section establishes standards for disclosing information about an entity’s capital and how it is managed.  It requires the disclosure of the entity’s objectives, policies and processes for managing capital as well as summary quantitative data on the elements included in the management of capital. Please refer to note 11 for the company’s capital disclosures note.

3.

CHANGES IN SIGNIFICANT ACCOUNTING POLICIES

In February 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible Assets”, effective for interim and annual periods beginning on or after Oct 1, 2008. Section 3064, which replaces Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”, establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating the definition and initial recognition of intangible assets, including internally generated intangible assets, are equivalent to the corresponding provisions of International Financial Reporting Standards (“IFRS”) IAS 38, “Intangible Assets”. This new standard is effective for the Company’s interim and annual financial statements commencing July 1, 2009. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

Alda Pharmaceuticals  -  Page 9

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

3.

CHANGES IN SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2009, the CICA issued EIC-173, Credit risk and the fair value of financial assets and financial liabilities. The EIC provides guidance on how to take into account credit risk of an entity and counterparty when determining the fair value of financial assets and financial liabilities, including derivative instruments. This EIC applies to interim and annual financial statements related to fiscal years beginning on or after January 1, 2009. Adoption of this EIC did not have any effect on the Company’s consolidated financial statements.

4.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2009, the CICA issued Section 1582, “Business Combinations”, which replaces former guidance on business combinations. Section 1582 establishes principles and requirements of the acquisition method for business combination and related disclosures. The Section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011 with earlier adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In January 2009, the CICA issued Handbook Section 1601, “Consolidated Financial Statements”, which replaces the existing standard. This Section carries forward existing Canadian guidance for preparing consolidated financial statements other than non-controlling interests. The Section is effective for interim and annual financial statements beginning on January 1, 2011 and earlier adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In January 2009, the CICA issued Section 1602, “Non-controlling Interests”, which replaces existing guidance. Section 1602 provides guidance on accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards are effective on or after the beginning of the first annual reporting period on or after January 1, 2011 with earlier adoption permitted. As of September 30, 2010, the Company has no non-controlling interests, and accordingly there is no currently expected impact as a result of the standard.

In June 2009, the CICA amended Handbook Section 3855, "Financial Instruments - Recognition and Measurement”, to clarify the application of the effective interest method after a debt instrument has been impaired. The Section has also been amended to clarify when an embedded prepayment option is separated from its host instrument for accounting purposes. The amendments apply to interim and annual financial statements relating to fiscal years beginning on or after May 1, 2009 for the amendments relating to the effective interest method and January 1, 2011 for the amendment relating to embedded prepayment options. The Company is currently evaluating the impact of the amendments.

In February 2008, the Canadian Accounting Standards Board (“AcSB”) confirmed that the changeover for all Canadian Publicly Accountable Enterprises (“PAEs”) to adopt International Financial Reporting Standards (“IFRS”), replacing Canadian GAAP, will be effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

Alda Pharmaceuticals  -  Page 10

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

4.

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED):

The transition date for the Company is July 1, 2011, at which time Canadian GAAP will cease to apply for the Company and will be replaced by IFRS.  The Company’s first set of filing prepared under IFRS will be the unaudited interim financial statements for the quarter ending September 30, 2011, including comparative IFRS financial information for the quarter ending September 30, 2010, an opening balance sheet as at July 1, 2011 and full disclosure of all new IFRS polices. The first annual IFRS financial statements will be for the year ending June 30, 2012 and will include comparative restatement, conversion adjustments and reconciliations for the year ending June 30, 2011.

Although IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences in recognition, measurement and disclosure.  The management of the Company has developed a project plan for the conversion to IFRS based on the current nature of the operations. The Company has broken down its IFRS transition plan into three phases: (1) Diagnostic and Scoping phase; (2) Planning, Analysis and Design phase, and (3) Implementation and Transition phase.

The Diagnostic and Scoping phase requires the Company to assess the key accounting policies and financial systems that would be impacted by the transition to IFRS.  Each potential impact identified during this phase is ranked to the degree of impact on our financial reporting and the overall complexity of the conversion effort.

The Planning, Analysis and Design phase requires the Company to prepare detailed analysis of the major differences between GAAP and IFRS applicable to the Company, decisions on accounting policy choices where applicable, a review of the information technology systems and determining the impact of the conversion on the business activities and internal control environment.

The Implementation and Transition phase requires the Company to fully execute the necessary changes to the information technology systems, and the internal controls and development of the financial statement presentation and disclosures in accordance with the management’s accounting choices of IFRS.

During the review process, the Company has prepared a component evaluation of its existing financial statement line items, comparing Canadian GAAP to the corresponding IFRS guidelines.  To date, the Company has identified that a number of differences between Canadian GAAP and IFRS that will likely to affect the Company’s financial reporting include, but not limited to, stock-based compensation, property plant and equipment (“PP&E”) and financial statement presentation and disclosure.  The identified differences are not expected to have a material impact on the reported results and its financial position.  Note that as the company advances into the next phase of the evaluation, additional differences may be indentified.

In December 2009, the CICA issued EIC-175, “Multiple Deliverable Revenue Arrangements”, which provides guidance for determining whether an arrangement involving multiple deliverables contains one or more units of accounting. The accounting treatments provided in EIC-175 are effective for the first annual reporting period beginning on or after January 1, 2011. Early adoption is permitted. The Company does not believe that this guidance will have an impact on its financial statements.

Alda Pharmaceuticals  -  Page 11

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

5.

INVENTORY

Inventory consists of the following:

	September 30, 2010	June 30, 2010
Finished goods	$ 353,369	$ 394,646
Raw materials	198,928	198,928
	$ 552,297	$ 593,574

6.

EQUIPMENT

Equipment consists of the following:

	Cost	Accumulated Amortization	September 30, 2010 Net	June 30, 2010 Net
Computer Equipment	$ 33,997	$ 29,870	$ 4,127	$ 4,876

7.

SPONSORSHIP LIABILITY

Sponsorship liability represents final payments owing per the sponsorship agreement to be fully paid by December 31, 2012.

Alda Pharmaceuticals  -  Page 12

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

8.

SHAREHOLDERS’ EQUITY

a)

Share Capital

Authorized:

Unlimited common shares without par value

Effective August 19, 2005, the authorized share capital of the Company was increased to an unlimited number of common shares without par value.

	Number of Shares	Share Capital	Contributed Surplus Warrants	Contributed Surplus Options
Balance, June 30, 2008	49,511,799	$ 5,524,289	$ 447,532	$ 1,045,759
Issued during the year:
For cash
Exercise of options	1,830,000	318,100	-	(109,100)
Stock-based compensation	-	-	-	336,838
Balance, June 30, 2009	51,341,799	$ 5,842,389	$ 447,532	$ 1,273,497
Issued during the period
For cash
Private placements	6,000,000	1,009,858	490,142	-
Exercise of warrants	1,380,000	695,507	(74,506)	-
Share issuance costs	-	(18,935)	-	-
Finder’s fees	-	(34,588)	-	-
Stock-based compensation	-	-	-	355,594
Balance, June 30, 2010	58,721,799	$ 7,494,231	$ 863,168	$ 1,629,091
Issued during the period
For cash
Private placements	3,275,000	241,163	86,334	-
Share issuance costs	-	(2,250)	-	-
Finder’s fees	-	(15,887)	-	-
Stock-based compensation	-	-	-	5,761
Warrant Revaluation	-		33,422	-
Balance, September 30, 2010	61,996,799	$ 7,717,257	$ 982,924	$ 1,634,852

Alda Pharmaceuticals  -  Page 13

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

8.

SHAREHOLDERS’ EQUITY (CONTINUED)

i)

During the year ended June 30, 2009, 1,830,000 options were exercised by the holders at an exercise price range of $0.10 to $0.12 per option for total gross proceeds of $209,000, $113,000 of which had not been received and remained outstanding as at June 30, 2009.  Options value of $109,100 previously recorded in contributed surplus for options were credited to share capital.

ii)

On September 9, 2009, the Company completed a private placement of 6,000,000 units of the Company at a price of $0.25 per unit for gross proceeds of $1,500,000.  Each unit consists of one common share of the Company and one share purchase warrant.  Each warrant entitles the holder to acquire one additional common share at a price of $0.40 per share until September 11, 2010 with a forced exercise provision attached to each warrant.  Finders’ fees and legal fees in the amount of $53,523 were charged against share capital in connection with the private placement.  Warrants were valued at $490,142.

iii)

During the year ended June 30, 2010, 1,380,000 warrants were exercised by the holders at an exercise price range of $0.45 per warrant for total gross proceeds of $621,000. Warrant value of $74,506 previously recorded in contributed surplus for warrants were credited to share capital.

iv)

On September 7, 2010, the Company closed a private placement for total gross proceeds of $327,500.  A total of 3,275,000 units of the Company were issued at a price of 10 cents per unit.  Each unit consists of one common share of the Company and one non-transferable share purchase warrant entitling the holder to acquire one additional common of the Company at a price of 20 cents per common share for a period of 24 months from the date of the issuance of the purchase warrant with a forced exercise provision attached to each warrant.  The issuance with respect to the private placement will be subject to a hold period expiring on January 8, 2011.  The Company paid finders’ fee of $2,250 to certain registrants with respect to the offering.  Finders’ fees of $2,250 and legal fees of $15,887 were charged against share capital in connection with the private placement. Warrants were valued at $86,336.

v)

On August 13, 2010, the Company received an approval for the extension of the exercise period of a total 6,000,000 outstanding share purchase warrants issued as part of the non-brokered private placement of common share units that closed on September 30, 2009.  Pursuant to the extension, the applicable exercise period will be extended by one further year, from September 16, 2010 to September 16, 2011.  The warrant exercise price of 40 cents per share will remain the same.

As a result of the extended, the Company recorded a warrant revaluation expense of $33,422 for the incremental value of the modified warrants with a corresponding credit to contributed surplus.  The incremental value of the modified warrants were measured by the difference between the fair value of the modified warrants determined using the Black-Scholes option pricing model and the value of the old warrants immediately before its term was modified, determined based on the shorter of its remaining expected life and its expected life of the modified warrants.

Alda Pharmaceuticals  -  Page 14

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

8.

SHAREHOLDERS’ EQUITY (CONTINUED)

b)

Stock options

The Company has adopted an incentive share purchase option plan under the rules of the TSX Venture Exchange pursuant to which it is authorized to grant options to executive officers, directors, employees and consultants, enabling them to acquire up to 10% of the issued and outstanding common shares of the Company.  The options can be granted for a maximum term of 5 years and generally vest either immediately or in specified increments of 25%.  No individual may hold options to purchase common shares of the Company exceeding 5% of the total number of common shares outstanding from time to time.  Pursuant to the policies of the TSX Venture Exchange, shares issued on exercise of options are restricted from trading during the four month period subsequent to the date of grant.

There were no activities and changes during the three month period ended September 30, 2010.  A summary of the Company’s stock options and changes during the fiscal year ended June 30, 2010 is presented below:

	Three month period ended September 30, 2010		Year Ended June 30, 2010
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of the year	5,600,000	$ 0.47	5,120,000	$ 0.45
Granted during year
-consulting/officers	-	-	250,000	0.55
-directors	-	-	200,000	0.55
-employees	-	-	250,000	0.55
-investor relations	-	-	50,000	0.55
Cancelled during year	-	-	(270,000)	0.50
Outstanding, end of period/year	5,600,000	$ 0.47	5,600,000	$ 0.47

The following table summarizes information about stock options outstanding at September 30, 2010:

Number of Shares	Exercise Price	Expiry Date	Number Exercisable	Exercise Price
550,000	$ 0.20	October 31, 2013	550,000	$ 0.20
1,600,000	$ 0.25	June 4, 2014	1,600,000	$ 0.25
1,570,000	$ 0.50	December 7, 2010	1,570,000	$ 0.50
730,000	$ 0.55	October 15, 2014	717,500	$ 0.55
1,150,000	$ 0.80	May 2, 2011	1,150,000	$ 0.80
5,600,000			5,587,500

Alda Pharmaceuticals  -  Page 15

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

8.

SHAREHOLDERS’ EQUITY (CONTINUED)

(i)

On October 15, 2009, the Company granted options to acquire 750,000 common shares of the Company to directors, consultants, officers, employees and investor relations.  The options have an exercise of $0.55 with an exercisable term of five years expiring on October 15, 2014.  700,000 options vested immediately with an estimate fair value of $0.46 per share resulting $324,935 in stock based compensation expense being recognized.  50,000 options shall be vested in equal quarterly installments over a period of 12 months from the date of grant.

(ii)

During the year ended June 30, 2010, options granted to a consultant and an employee to acquire a total of 270,000 common shares of the Company were cancelled due to the termination of the consultant and the departure of an employee.

(iii)

During the year ended June 30, 2010, $21,442 in stock based compensation expense was recognized for the vested options that were previously granted.

(iv)

During the three month period ended September 30, 2010, $5,761 in stock based compensation expense was recognized for the vested options that were previously granted.

Stock-based compensation expense is presented in the Statement of Operations and Deficit as follows:

	September 30, 2010	September 30, 2009	September 30, 2008
Consulting/Officers	$ -	$ (51,958)	$ 8,204
Investor Relations	5,761	5,914	31,338
Wages and Benefits	-	-	-
Total Stock-Based Compensation	$ 5,761	$ (46,044)	$ 39,542

The fair value of each option was estimated as at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	September 30, 2010	September 30, 2009	September 30, 2008
Dividend yield	-	-	0%
Expected volatility	-	-	112.3-116.8%
Risk free interest rate	-	-	2.78-3.70%
Expected average option term	-	-	2 years

c)

Warrants

The Company has issued warrants entitling the holders to acquire common shares of the Company.

A summary of changes in unexercised warrants is presented below:

Alda Pharmaceuticals  -  Page 16

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

8.

SHAREHOLDERS’ EQUITY (CONTINUED)

c)

Warrants (Continued)

	Warrants @ $0.20 (1)	Warrants @ $0.36 (2)	Warrants @ $0.40 (3)	Warrants @ $0.45 (4)	Total
Outstanding, June 30, 2009	-	742,500	-	2,730,000	3,472,500
Granted during Period	-	-	6,000,000	-	6,000,000
Warrant exercised	-	-	-	(1,380,000)	(1,380,000)
Expired during Period	-	(742,500)	-	(1,350,000)	(2,092,500)
Outstanding, June 30, 2010	-	-	6,000,000	-	6,000,000
Granted during Period	3,275,000	-	-	-	3,275,000
Warrant expired	-	-	(6,000,000)	-	(6,000,000)
Warrant extended	-	-	6,000,000	-	6,000,000
Outstanding September 30, 2010	3,275,000	-	6,000,000	-	9,275,000

(1)

Exercisable at a price of $0.20 per share until September 7, 2012, granted pursuant to private placement.

(2)

Exercisable at a price of $0.36 per share until August 13, 2009, granted pursuant to private placement. - Expired

(3)

Exercisable at a price of $0.40 per share until September 16, 2010, granted pursuant to private placement.  On August 13, 2010, the Company received an approval for the extension of the exercise period of a total 6,000,000 outstanding share purchase warrants.  The applicable exercise period will be extended by one further year, from September 16, 2010 to September 16, 2011.  The warrant exercise price of 40 cents per share will remain the same.

(4)

Exercisable at a price of $0.45 per share until November 22, 2009, granted pursuant to private placement.

The fair value of share purchase warrant granted pursuant to private placement and the amended share purchase warrants relating to the extension of the exercise period was estimated using the Black-Scholes pricing model with the following weighted-average assumptions:

	September 30, 2010	September 30, 2009	September 30, 2008
Dividend yield	0%	-	0%
Expected volatility	85.82%- 87.98%	-	112.72%-129.97%
Risk free interest rate	1.21%-1.41%	-	3.54%-4.41%
Expected average option term	2 years	-	2 years

Alda Pharmaceuticals  -  Page 17

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

8.

SHAREHOLDERS’ EQUITY (CONTINUED)

d)

Contributed surplus - Warrants:

Contributed surplus attributed to the granting of warrants, and activity during the three month period ended September 30, 2010 and fiscal year ended June 30, 2010, are summarized as follows:

	September 30, 2010	June 30, 2010
Balance, beginning of year	$ 863,168	$ 447,532
Private Placement (Note 9 (a))	86,334	490,142
Warrant Revaluation (Note 9 (a))	33,422	(74,506)
Balance, end of year	$ 982,924	$ 863,168

e)

Contributed surplus - Options:

Contributed surplus attributed to the granting of stock options, and activity during the three month period ended September 30, 2010 and fiscal year ended June 30, 2010, are summarized as follows:

	September 30, 2010	June 30, 2010
Balance, beginning of year	$ 1,629,091	$ 1,273,497
Options issued to employees	-	115,225
Options issued to directors	-	92,180
Options issued to consultants	-	115,225
Options issued to investor relations	5,761	32,964
Balance, end of year	$ 1,634,852	$ 1,629,091

9.

SUBSCRIPTIONS RECEIVABLE

Subscriptions receivable bears interest at prime plus 2% per annum, and is payable no later than October 31, 2010.

Alda Pharmaceuticals  -  Page 18

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

10.

RELATED PARTY TRANSACTIONS

a)

During the three month period ended September 30, 2010, the Company paid consulting fees of $81,000 (September 30, 2009: $81,000; September 30, 2009: $81,000) to companies controlled by directors of the Company.

Effective June 1, 2008, the Company entered into a consulting agreement with the management of the Company.

b)

During the three month period ended September 30, 2010, the Company paid rent of $9,572 (September 30, 2009: $7,697; September 30, 2008: $6,580) to a company controlled by a director of the Company.

These transactions were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. All related party transactions were in the normal course of business operations.

11.

CAPITAL DISCLOSURES

The Company’s objectives when managing capital is to maintain sufficient cash resources to support its research and development activities, pre-clinical trial program, intellectual property protection and expansion on its T36® technology.  The Company includes shareholders’ equity and cash and its equivalent in the definition of capital.  The Company does not have any debt obligation other than trade accounts payable.   The availability of capital is solely through the issuance of the Company’s common shares.  The Company will not issue additional equity until such time when funds are needed and the market conditions become favorable to the Company. There are no assurances that funds will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize its dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements.

12.  SEGMENTED INFORMATION

The Company’s assets as well as sales are all located and have occurred all in Canada.

Alda Pharmaceuticals  -  Page 19

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

13.

FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments include cash and equivalents, short term investments, accounts receivable, subscriptions receivable, and accounts payable and accrued liabilities. The carrying values of these financial instruments approximate their fair values due to their relatively short periods to maturity. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities. The Company has exposure to credit risk, liquidity risk and market risk as a result of its use of financial instruments.

This note presents information about the Company’s exposure to each of the above risks and the Company’s objectives, policies and processes for measuring and managing these risks. Further quantitative disclosures are included throughout these financial statements. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board has implemented and monitors compliance with risk management policies.

a)

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s cash and cash equivalents, trade receivables, and GST input tax credits.

The Company’s cash and equivalents are held through a large Canadian financial institution.  Cash equivalents are composed of financial instruments issued by Canadian banks with high investment-grade ratings.  The Company does not have financial assets that are invested in asset backed commercial paper.

The Company performs ongoing credit evaluations of its trade receivables, but does not require collateral.  The Company establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers and historical data.

The Company monitors the concentration of exposure and where possible, if necessary, takes steps to limit exposures to any one counterparty.  The Company views credit risk on cash deposits, trade receivables, and GST input tax credits as minimal.

b)

Liquidity risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation.  See Note 1 for working capital balances.

The Company monitors its spending plans, repayment obligations and cash resources and takes actions with the objective of ensuring that there is sufficient capital in order to meet short-term business requirements.  To facilitate its expenditure program, the Company raises funds primarily through public equity financing. The Company anticipates it will have adequate liquidity to fund its financial liabilities through future equity contributions.

As at September 30, 2010, the Company’s financial liabilities were comprised of accounts payable and accrued liabilities which have a maturity of less than one year.  The sponsorship liability will be paid off by calendar year end 2012.

Alda Pharmaceuticals  -  Page 20

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

13.

FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

c)

Market risk

Market risk for the Company consists of currency risk, and interest rate risk. The objective of market risk management is to manage and control market risk exposures within acceptable limits, while maximizing returns.

I

Currency risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. As all of the Company’s purchases and sales are denominated in Canadian dollars, and has no significant cash balances denominated in foreign currencies, the Company is not exposed to foreign currency exchange risk at this time.

ii

Interest rate risk

Interest rate risk is the risk that fair values or future cash flows will fluctuate as a result of changes in market interest rates.

In respect of financial assets, the Company’s policy is to invest cash at floating interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders.  Fluctuations in interest rates impact marginally on the value of cash and equivalents.

The Company is not exposed to interest rate risk on its short term liabilities, and does not have any long-term liabilities.

d)

Determination of Fair Value –

The fair values of financial assets and financial liabilities are determined as follows:

i)

For cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities carrying amounts approximate fair value due to their short-term maturity;

ii)

The fair value of notes payable and obligations under capital lease approximate their carrying value as their effective interest rates approximate current market rates;

iii)

The fair value of derivative financial instruments is determined based on fair market valuation methods.

CICA Handbook Section 3862 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

Alda Pharmaceuticals  -  Page 21

ALDA PHARMACEUTICALS CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2010

13.

FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (CONTINUED)

Fair Value at September 30, 2010
	Total	Level 1	Level 2	Level 3
Financial Assets
Cash and Cash Equivalents (Held-for-trading)	$ 129,818	$ 129,818	$ -	$ -
Accounts Receivable (Loans and receivables)	$ 73,386	$ 73,386	$ -	$ -
Subscriptions Receivable (Loans and receivables)	$ 58,600	$ 58,600	$ -	$ -
Long term prepaid expense (Loans and receivables)	$ 237,983	$ -	$ 237,983	$ -
Liabilities
Accounts payables and accrued liabilities (Other financial liabilities)	$ 745,024	$ 745,024	$ -	$ -
Sponsorship liability (Other financial liabilities)	$ 237,983	$ -	$ 237,983	$ -

The three levels of the fair value hierarchy established by Section 3862 are as follows:

Level 1:

Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities and amounts resulting from direct arms length transactions.

Cash and equivalents, accounts receivable, subscriptions receivable and accounts payable and accrued liabilities are valued using quoted market prices or from amounts resulting from direct arms length transactions. As a result, these financial assets and liabilities have been included in Level 1 of the fair value hierarchy.

Level 2:

Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full contractual term. Derivatives are included in Level 2 of the fair value hierarchy as they are valued using price models. These models require a variety of inputs, including, but not limited to, contractual terms, market prices, forward price curves, yield curves and credit spreads. Currently the Company has classified the long term prepaid expense and sponsorship liability at this level and has recorded it at fair value.

Level 3:

Inputs for the asset or liability are not based on observable market data. Currently the Company has no financial instruments at this level.

14.

SUBSEQUENT EVENTS

a)

1,570,000 options with an exercise price of $0.50 per option will be expired on December 7, 2010.

b)

On October 5, 2010, as a result of the corporate office relocation, the Company entered into a lease agreement to lease office and warehouse premises, with a term of one year plus an option of renewal.  The total minimum lease payment under the agreement is $74,810 payable in 2011.

15.  COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

Alda Pharmaceuticals  -  Page 22